CUSIP No. 533044108	Page 11 of 11 pages
EXHIBIT A
JOINT REPORTING AGREEMENT
This will confirm the agreement by and among the undersigned that the Schedule 13G filed on or about this date with respect to the beneficial ownership of the undersigned of shares of Common Stock of BioScrip, Inc. is being filed on behalf of each of the parties named below.
Dated: February 14, 2007

PABRAI INVESTMENT FUND 3, LTD.

By:	/s/ Mohnish Pabrai

Mohnish Pabrai, President

DALAL STREET, LLC

By:	/s/ Mohnish Pabrai

Mohnish Pabrai, Chief Executive Officer

/s/ Harina Kapoor
Harina Kapoor

/s/ Mohnish Pabrai
Mohnish Pabrai